UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2023

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(Exact name of registrant as specified in its charter)

Cayman Islands	001-40292	98-1577238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 954-9665

17 Beach Club Drive

Stateline, NV 89449

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A ordinary shares, par value $0.0001 per share	TWOA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2023, the Board of Directors (the “Board”) of two, a Cayman Islands exempted company (the “Company”), appointed (i) Gloria Fu as a member of the Board, as chairperson of the audit committee, as a member of the compensation committee and as a member of the nominating and corporate governance committee; (ii) Nick Geeza as Chief Financial Officer of the Company; (iii) M. Joseph Beck, an existing director, as a member of the audit committee, as chairperson of the compensation committee and as a member of the nominating and corporate governance committee; and (iv) Adam Blake, an existing director, as a member of the audit committee, a member of the compensation committee and as a member of the nominating and corporate governance committee. The aforementioned appointments became effective as of April 27, 2023. Each of Jack Leeney, an existing director, Ms. Fu, Messrs. Beck and Blake qualifies as an independent director. Ms. Fu qualifies as an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules and has accounting or related financial management expertise.

Biographies for each of Ms. Fu and Mr. Geeza are set forth below.

Ms. Gloria Fu, age 52, currently serves on the board of directors and is a chair of the audit committee for Appreciate Holdings, Inc. (Nasdaq: SFR), which combined with PropTech Investment Corporation II (Nasdaq: PTIC) in November 2022. Gloria Fu previously served as an independent director of PTIC II beginning December 2020 and was a member of the audit and compensation committees. Ms. Fu is the East Coast Chapter Chair for the International Luxury Hotel Association, a leading trade association for luxury hospitality executives. Ms. Fu is also on the board of directors and member of the audit and development committees for Visions, a New York based non-profit sponsoring programs for the blind. Ms. Fu brings over 20 years of investment management expertise, most recently at JPMorgan Asset Management, Inc., where she served as a Managing Director and portfolio manager from February 2004 to April 2019. Ms. Fu’s broad base of expertise includes strategy, financial analysis, and shareholder-related issues. Ms. Fu is a subject matter expert in corporate governance issues. Ms. Fu was a founding member of JPMorgan Asset Management’s Proxy Committee for which she provided leadership and guidance on a broad range of topics including proxy contests, Say on Pay, and ESG. From March 2002 to February 2004, Ms. Fu was a Vice President at JPMorgan Securities and a sell-side equity research analyst focused on the gaming and lodging industries. Ms. Fu is a Chartered Financial Analyst and holds a Bachelor of Sciences in Hotel Administration and Master’s in Hospitality Administration from Cornell University. Ms. Fu is qualified to serve as a director of the Company due to her investment advisory and real estate expertise, particularly omnichannel retail and lodging.

Mr. Nick Geeza, age 38, has served as Head of Business Development of Hennessy Capital Growth Strategies, an alternative investment company, since April 2023. Mr. Nick has served as Enterprise Sales Director for Capital Preferences, Ltd., a wealth technology platform focused on using behavioral economics to reveal client preferences and drive increased assets under management for global enterprise financial institutions, since March 2022. From November 2007 to March 2022, Mr. Geeza served as Senior Vice President in the Derivative Products Group at U.S Bank National Association, where he was responsible for developing and servicing client relationships in the National Corporate Banking Technology, Automotive and Insurance divisions. During his tenure, Mr. Geeza assisted in the development and successful implementation of a dynamic hedging platform, advised on compliance with U.S. GAAP accounting requirements, and negotiated International Swaps and Derivatives Association, Dodd-Frank, and collateral management documentation. Prior to U.S. Bank, Mr. Geeza worked at JP Morgan Chase & Co. in New York. Mr. Geeza graduated Cum Laude with a B.S. from Georgetown University and earned an MBA from the University of Chicago Booth School of Business.

There are no family relationships between each of Ms. Fu and Mr. Geeza and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and each of Ms. Fu and Mr. Geeza that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment, the Company and each of the directors and officers entered into certain joinders to letter agreement and registration rights agreement and an indemnification agreement, which are substantially similar to the letter agreement, registration rights agreement and indemnification agreements, respectively, entered into by the former officers and directors in connection with the Company’s initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2023

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By:	/s/ Thomas Hennessy
Name:	Thomas Hennessy
Title:	Chief Executive Officer